Exhibit 28(h)(6)

MONEY MARKET SERVICES AGREEMENT

This Agreement is effective as of May 1, 2012, by and between the fund identified on Appendix A hereto (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street” and together with the Fund, the “Parties”).

WITNESSETH:

WHEREAS, the Fund is an open-end management investment company registered with the U.S. Securities and Exchange Commission (the “SEC”) by means of a registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”), and has established a certain series that is a “money market fund” within the meaning of Rule 2a-7 under the1940 Act (“Rule 2a-7”) and which is listed on Appendix A hereto (the “Portfolio”); and

WHEREAS, the Fund desires to retain State Street to furnish certain money market regulatory services to the Portfolio (the “Services”), and State Street is willing to furnish such Services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree as follows:

1. ENGAGEMENT OF STATE STREET AND SERVICES TO BE PROVIDED.

1.1 Services. State Street shall provide the Services to the Portfolio subject to the authorization and direction of the Fund, to assist the Portfolio’s compliance with the requirements of Rule 2a-7, that a money market fund: (i) conduct periodic stress testing of its ability to maintain a stable net asset value based upon certain hypothetical events; (ii) file with the SEC a monthly report of its portfolio holdings on Form N-MFP current as of the last business day of the previous month, no later than the fifth business day of each month (the “Form N-MFP Deadline”); and (iii) post on its website, no later than the fifth business day of the month (the “Portfolio Holdings Deadline”), a schedule of its portfolio investments as of the last business day of the previous month.

1.1.1 Standard Stress Testing Suite Services. State Street will provide stress tests based on State Street’s Standard Stress Testing Suite (described below). Testing will be performed daily, weekly, monthly or quarterly as the Fund instructs State Street. State Street risk specialists will be available to assist the Fund in interpreting stress test results. State Street will stress test the Portfolio’s investment portfolio based on the following pre-determined events that are part of its Standard Stress Testing Suite:

(a) Interest rate shifts. State Street will test for the impact of shifts in interest rates in multiple ways. First, State Street will apply changes in various interest rates equally across all points on the yield curve. In addition, State Street will perform “non-parallel” interest rate testing in which, for example, it would assume that long-term rates increased more than short-term rates or that mid-term rates shifted while long- and short-term rates remain fixed.

(b) Increase in shareholder redemptions. State Street will perform tests in which it assumes that a certain number of shares are being redeemed at $1.00 per share at a time when the net asset value is, for example, $0.9975 and then measure the resulting impact on net asset value for remaining shareholders. State Street will also perform a combined test measuring the impact of shareholder redemptions and interest rate shifts.

(c) Downgrades in, and defaults of, securities. Securities downgrades typically occur when credit spreads are widening. State Street will perform tests measuring the impact of credit spreads widening and narrowing. In addition, State Street will assume that individual securities in the Portfolio’s investment portfolio have defaulted and determine the default events that will cause a Portfolio to “break a buck”.

(d) Comparative shifts in yields. State Street will measure the impact of widening and narrowing yields against various industry-standard benchmarks.

1.1.2 Stress Testing Reports. State Street will provide to the Fund stress testing reports at the agreed upon frequency in Excel or pdf format. Each report will include the dates the stress tests were performed and the magnitude of the hypothetical event that would cause the deviation of the Portfolio’s net asset value calculated using available market quotations (or appropriate substitutes which reflect current market conditions) from its net asset value per share to exceed  1/2 of 1%. State Street may from time to time add additional tests to the Standard Stress Testing Suite and will provide the results of such tests as part of the Services provided to the Portfolio.

1.2. Form N-MFP.

1.2.1 Subject to the authorization and direction of the Fund, in accordance with procedures that may be established from time to time between the Fund and State Street, State Street will prepare for review by designated officers of the Fund a monthly report on Form N-MFP and file it on behalf of the Fund as of the last business day of the previous month on or prior to the Form N-MFP Deadline.

1.2.2 In order to prepare Form N-MFP, State Street will aggregate data from its systems, authorized vendors and the Fund. The Fund acknowledges that certain data required in Form N-MFP, if not obtainable from a third-party data source, must be provided by the Fund on behalf of the Portfolio, including the General Information, Items 1-10, Items 19 and 20, Item 32, 34, 37 – 39, 43, 44 and 46 of Form N-MFP. The Fund acknowledges that certain data required in Form N-MFP will be provided by third parties including Items 30, 33 and 34 of Form N-MFP.

1.3 Monthly Portfolio Holdings.

1.3.1 State Street will provide the Fund the following portfolio holdings data required by Rule 2a-7 for each month prior to the Portfolio Holdings Deadline with respect to the Portfolio and each class thereof:

(a)	Dollar-weighted average portfolio maturity; and

(b)	Dollar weighted average portfolio maturity without reference to exceptions in Rule 2a-7(d) regarding interest rate adjustments.

State Street - Confidential

1.3.2 State Street will provide the Fund the following portfolio holdings data required by Rule 2a-7 for each month prior to the Portfolio Holdings Deadline with respect to each security held by the Portfolio:

(a)	Name of the issuer;

(b)	Category of investment;

(c)	CUSIP (if any);

(d)	Principal amount;

(e)	Maturity Date;

(f)	Final Legal Maturity Date;

(g)	Coupon or Yield; and

(h)	Amortized cost value.

1.3.3 The Parties acknowledge that yield may be calculated by State Street or the Fund and that the Fund shall confirm the Category of Investment determination suggested by State Street.

2. EVIDENCE OF AUTHORITY.

State Street shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed by or on behalf of the Fund. Instructions may be in writing signed by the authorized person or persons or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by State Street and the person(s) or entity giving such instruction. State Street may act on oral instructions if State Street reasonably believes them to have been given by a person authorized to provide such instructions with respect to the transaction involved; the Fund shall cause all oral instructions to be confirmed in writing.

3. COMPENSATION OF STATE STREET.

State Street shall be entitled to reasonable compensation for the Services and expenses of State Street, as agreed upon from time to time between the Fund and State Street. Fees and expenses relating to the Services will be calculated and become due on a monthly basis.

4. RESPONSIBILITIES OF THE PARTIES; INDEMNIFICATION; WARRANTIES AND DISCLAIMERS.

4.1 State Street shall be entitled to rely on and may act upon advice of counsel of the Fund on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

4.2 The Fund acknowledges that the Services shall be used to assist the Portfolio to comply with its obligations under Rule 2a-7. The Fund acknowledges that the Fund and/or its Board of Directors/Trustees shall be responsible for designing appropriate stress testing systems for the Portfolio, including, but not limited to, the stress test applied, the assumptions used in each stress test and the data sources for each stress test, and for determining the appropriate intervals at which stress tests should be conducted. The Fund acknowledges that the Portfolio’s investment advisor(s) shall have the responsibility of assessing the Portfolio’s ability to withstand the events that are reasonably likely to occur within the following year. The Fund agrees that it shall be solely responsible for any decision made or action taken in reliance on the stress testing reports or other data or information included in the Services provided by State Street.

State Street - Confidential

4.3 The Fund represents and warrants to State Street that it has the necessary licenses from each nationally recognized statistical ratings organization whose ratings are set forth in its Forms N-MFP as contemplated hereby.

4.4 The Fund acknowledges that it shall be the Fund’s responsibility to retain for the periods prescribed by Rule 2a-7: (i) the stress testing reports produced by State Street; (ii) its Forms N-MFP produced by State Street; and (iii) its portfolio holdings information on its website.

4.5 The Parties acknowledge that State Street is required to rely upon data provided by the Fund or third parties (“Data”) in providing the Services. State Street does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, State Street will not be liable for any delays in the transmission of reports, Forms N-MFP, portfolio holdings or transmission of Data or inaccuracies of, errors in or omission of, Data in connection with the provision of the Services in each case provided by the Fund or any other third party. Except as explicitly set forth herein, State Street shall assume no liability to the Fund of any kind or nature whatsoever in relation to this Agreement or the Services.

4.6 The Fund acknowledges and agrees that the Services do not constitute investment advice or recommendations of any kind and State Street is not acting in a fiduciary capacity in providing the Services.

4.7 In no event shall State Street, any of its affiliates, nor any of their respective officers, directors, employees, representatives or agents (collectively, the “State Street Indemnified Parties”) be liable to the Fund, their investment advisor(s), or any other third party including, without limitation, any client of, or investor or participant in, the Fund for any losses, damages, costs, expenses or any other matter relating to the Services, including, without limitation, results therefrom, except, that State Street shall be liable to the Fund to the extent of any loss or expense resulting directly from State Street’s gross negligence or willful misconduct in connection with its performance of the Services.

4.8 The Fund shall indemnify and hold State Street and the State Street Indemnified Parties harmless from and against any and all losses, damages, liabilities, actions, suits, claims, costs and expenses, including, without limitation, reasonable legal fees and costs of investigation, (a “Claim”) arising as a result of (i) State Street’s use of the Data provided by the Fund or third parties to State Street required in order to provide the Services; or (ii) any use of the Services by the Fund, except to the extent any such Claim results directly from the gross negligence or willful misconduct of State Street in connection with its performance of the Services.

4.9 In the event State Street or any State Street Indemnified Parties are held liable for any reason as to the Services, such liability shall be limited to the direct damages incurred by the Fund not to exceed the aggregate amount of fees paid by the Fund to State Street for the Services for the 12 months preceding the occurrence of the first event giving rise to any such direct damages.

4.10 Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable to the other Party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder regardless of whether such damages could have been foreseen or prevented by such Party.

State Street - Confidential

4.11 Notwithstanding anything to the contrary in this Agreement, in no event shall a Party to this Agreement be liable to the other Party or any third party for any Claim resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, terrorism or insurrection, or (ii) other happenings or events beyond the reasonable control of the Party affected.

4.12 The Fund understands that the nature of the Services provided under this Agreement are distinct from the services provided under any other agreement between the State Street and the Fund, including any custody, fund accounting or fund administration services agreements and, consequently, the terms of this Agreement rather than such other agreements shall govern the delivery of the Services.

4.13 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET EXPRESSLY DISCLAIMS ANY AND ALL (I) WARRANTIES CONCERNING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE (INCLUDING INVESTMENT DECISIONS), (II) WARRANTIES AS TO ANY RESULTS TO BE OBTAINED FROM ANY USE OF THE SERVICES OR INFORMATION DERIVED FROM THE SERVICES, AND (III) WARRANTIES THAT THE RESULTS OF THE STRESS TESTING REPORTS ARE IN ANY WAY GUIDANCE FOR THE FUND, ITS ADVISOR(S) OR SUB-ADVISOR(S), IF APPLICABLE, TO DETERMINE THE SUITABILITY OR DESIRABILITY OF ANY INVESTMENT DECISION OR ANY INVESTMENT IN ANY PARTICULAR SECURITY OR SECURITIES IN GENERAL.

5. EFFECTIVE PERIOD, TERMINATION AND AMENDMENT.

5.1 This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect unless terminated by either party on sixty (60) days’ prior written notice.

5.2 Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Portfolio. The provisions of Section 4 of this Agreement shall survive termination of this Agreement for any reason.

5.3 This Agreement may be amended at any time in writing by mutual agreement of the Parties hereto.

6. GENERAL.

6.1 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

6.2 Prior Agreements. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between the Fund and State Street relating to the Services.

6.3 Assignment. This Agreement may not be assigned by any Fund without the written consent of State Street.

State Street - Confidential

6.4 Additional Portfolios. In the event that any Fund establishes one or more Portfolios in addition to those set forth on Appendix A hereto with respect to which it desires to have State Street render the Services under the terms hereof, the Fund shall so notify State Street in writing, and if State Street agrees in writing to provide such Services, such series of shares shall become a Portfolio hereunder.

6.5 Representations and Warranties. Each of State Street and the Fund represent and warrant that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its governing documents to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the applicable Party or any law or regulation applicable to it.

6.6 Notices. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth in the custodian agreement with State Street relating to the Fund during normal business hours or delivered prepaid registered mail or by telecopy to the Parties to the addresses set forth therein or such other addresses as may be notified by any party from time to time. Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

6.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

6.8 Severability. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

6.9 Confidentiality. This Agreement contains confidential information of the Parties and shall not be disclosed by a Party to any third party without the prior written consent of the other Party.

[Remainder of page intentionally left blank]

State Street - Confidential

IN WITNESS WHEREOF, each of the Parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first above-written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

SECURIAN FUNDS TRUST On behalf of:

ADVANTUS MONEY MARKET FUND

By:
Name:
Title:

State Street - Confidential

Appendix A – Fund/Portfolio

SECURIAN FUNDS TRUST/Advantus Money Market Fund

State Street - Confidential